Exhibit 99.1

Cocrystal Pharma Insiders Purchase $1.03 Million in Private Placement Priced At-the-Market Under Nasdaq Rules

Investment by Directors and Management demonstrates confidence in the Company

Potential for an additional $1.8 million upon the exercise in full of warrants

BOTHELL, Wash. (October 30, 2025) – Cocrystal Pharma, Inc. (Nasdaq: COCP) (the “Company” or “Cocrystal”) announces the completion of a private placement of units priced at-the-market under Nasdaq rules with 743,024 shares of its common stock at a purchase price of $1.39 per unit for proceeds of $1.03 million and unregistered warrants to purchase up to 1,486,048 shares of common stock at an exercise price of $1.24 per share. The warrants are exercisable upon issuance and will expire in 27 months.

The four Investors in the private placement are Cocrystal Directors Phillip Frost, M.D., who co-founded the Company and serves as Chairman and CEO of OPKO Health, Inc., Fred Hassan, who is Chairman of the investment firm Caret Group and Director of the private equity firm Warburg Pincus and Richard Pfenniger, and Cocrystal co-CEO and CFO James Martin.

“It’s gratifying to join these distinguished board members, who are respected industry veterans, in a shared our commitment to advancing Cocrystal’s mission of addressing the global need for novel antiviral therapies,” said Mr. Martin. “These investments have strengthened our balance sheet as we approach key milestones in our antiviral clinical programs.”

The potential additional proceeds to the Company from the warrants, if fully exercised on a cash basis, will be approximately $1.83 million. No assurance can be given that any of these warrants will be exercised. The Company intends to use the net proceeds from this offering to support its clinical development programs, for working capital and general corporate purposes.

The unregistered securities described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the unregistered shares and shares of common stock issuable upon exercise of the warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Cocrystal Pharma, Inc.

Cocrystal Pharma, Inc. is a clinical-stage biotechnology company that addresses significant unmet needs by developing innovative antiviral treatments for challenging diseases including influenza, viral gastroenteritis, COVID, and hepatitis. Cocrystal employs unique structure-based technologies and Nobel Prize-winning expertise to create viable antiviral drugs.

Investor Contact:

Alliance Advisors IR

Jody Cain

310-691-7100

jcain@allianceadvisors.com

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